Exhibit 99.2

Unaudited Pro Forma Condensed Consolidated Financial Information
On May 20, 2026, Kontoor Brands, Inc. (the “Company” or “Kontoor”) entered into a Stock Purchase Agreement (the "Purchase Agreement") with ABG-Storm LLC, a Delaware limited liability company and an affiliate of Authentic Brands Group, (the "Buyer") and The H.D. Lee Company, Inc., a Delaware corporation, and wholly owned subsidiary of the Company (“Lee”), to sell its global Lee brand and associated business (the "Lee business") (collectively the “Transaction”). Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, the Company agreed to sell to the Buyer all outstanding shares of Lee capital stock for an aggregate purchase price of $750.0 million in cash, subject to certain adjustments, including for cash, indebtedness, and net working capital.

On November 2, 2026 (the “Closing Date”) the Company completed the Transaction. After giving effect to the adjustment mechanisms in the Purchase Agreement, as discussed below in Note 3 to the pro formas, the Company received approximately $698.2 million in cash. The Company is also eligible to receive contingent earnout payments of up to an aggregate of $250.0 million based on the performance of the Lee business during the five-year earnout period. The Company has estimated the fair value of the contingent earnout payments as of the Closing Date to be $77.0 million.

In the first quarter of 2026, the assets and liabilities of the Lee business were classified as held for sale and the Company determined it met the criteria to present the Lee business as discontinued operations in accordance with Accounting Standards Codification 205-20, Discontinued Operations (“ASC 205”).

The Company's Senior Notes Indenture Agreement, requires that cash proceeds, net of transaction costs and tax expenses, received from a significant asset disposition must be applied to reduce the Company’s indebtedness or, at the option of the Company, reinvested in the Company’s business within 540 days following the receipt of such net cash proceeds. Subsequent to the Closing Date, the Company has applied a portion of the net cash proceeds from the Transaction to reduce the Company's indebtedness and expects to satisfy the requirement of the Senior Notes Indenture Agreement within the 540 day period. No pro forma adjustment has been reflected for any potential debt repayment, interest expense savings, or impacts associated with future capital investments as the timing, amount, and nature of any such actions remain uncertain.

The Company has announced that it anticipates entering into Accelerated Share Repurchase (“ASR”) agreements to repurchase $400.0 million of the Company’s common stock, which will be paid upon execution of the ASR agreement. In addition, the Company expects to use $50.0 million of the net proceeds to repurchase common stock through open market transactions. The repurchased common stock will be retired immediately upon repurchase. No pro forma adjustment has been reflected for the ASR or open market share repurchases.

In connection with the Transaction, the Company will provide and receive certain transition services pursuant to the terms of several agreements entered into between the Company and the Buyer. The primary agreements include (a) the Transition Services Agreement (“TSA”) (refer to Note 4(A)), (b) the Product Manufacturing Service Agreement (refer to Note 4(C)), and (c) the Sales Agreement (refer to Note 4(D)) (collectively, the “Transition Agreements”). Adjustments related to the Transition Agreements are included in the Transaction Adjustments presented in the unaudited pro forma financial information.

The unaudited pro forma condensed consolidated financial information is presented in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed consolidated financial information reflects pro forma adjustments applied to the Company’s historical financial results as reported under generally accepted accounting principles in the United States (“U.S. GAAP”) to present the impacts of the Transaction, the Transition Agreements, and the Company’s acquisition of Helly Hansen on May 31, 2025 (the “Acquisition”) as if they had been effective as of the dates indicated below. Refer to Note 1 for the pro forma effect of the Acquisition.

The unaudited pro forma condensed consolidated financial information is presented as follows:

•The unaudited pro forma condensed consolidated balance sheet as of October 3, 2026 presents the Company’s consolidated financial position after giving pro forma effect to the sale of the Lee business as if the Transaction and Transition Agreements had been effective on October 3, 2026.
•The unaudited pro forma condensed consolidated statements of operations for the nine months ended October 3, 2026 presents the Company’s results of operations through income from continuing operations as if the Transaction and Transition Agreements had been effective as of December 29, 2024. The Lee business was presented as a discontinued operation in the historical financial statements for the nine months ended October 3, 2026.
•The unaudited pro forma condensed consolidated statement of operations for the year ended January 3, 2026 presents the Company’s results of operations through income from continuing operations as if the Transaction, Transition Agreements, and Acquisition had been effective as of December 29, 2024. The unaudited pro forma condensed consolidated statements of operations for the years ended December 28, 2024, and December 30, 2023, reflect the effects of disposition of the Lee business as a discontinued operation in accordance with ASC 205.

The following unaudited pro forma condensed consolidated financial information has been derived from the Company's historical consolidated financial statements. While the historical consolidated financial statements reflect the past financial results of the

Exhibit 99.2
Company, the unaudited pro forma condensed consolidated financial information is included for informational purposes only and is intended to illustrate how the Transaction, Transition Agreements, and Acquisition might have affected the historical consolidated financial statements had they been completed as of the dates previously indicated. The unaudited pro forma condensed consolidated financial information also should not be considered representative of the Company’s future financial position or results of operations. The actual financial position and results of operations may differ materially from the unaudited pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma adjustments and related assumptions are described in the accompanying notes to the unaudited pro forma condensed consolidated financial information. The assumptions within and the pro forma adjustments are based on preliminary estimates and currently available information. However, any of the factors underlying the estimates and assumptions used in preparing the unaudited pro forma condensed consolidated financial information may change or prove to be materially different.

The unaudited pro forma condensed consolidated financial information should be read in connection with:

•the Company’s historical unaudited interim consolidated financial statements, the accompanying notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Quarterly Report on Form 10-Q for the interim period ended October 3, 2026, as filed with the U.S. Securities and Exchange Commission (“SEC”) on November 5, 2026; and
•the Company’s historical audited consolidated financial statements, the accompanying notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the year ended January 3, 2026 as filed with the SEC on March 4, 2026.
The information in the “Discontinued Operations” columns in the unaudited pro forma condensed consolidated financial information was derived from the Company’s consolidated financial statements and related accounting records and reflects the operating results of and costs to sell the Lee business. Discontinued Operations do not include any corporate overhead costs and segment costs previously allocated to the Lee business for segment reporting purposes. Discontinued Operations do not reflect what the Lee business’s results of operations would have been on a stand-alone basis and are not necessarily indicative of future results of operations.

Kontoor Brands, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of October 3, 2026
(USD in thousands)

	Historical (as reported)	Lee Discontinued Operations (Note 2)	Continuing Operations	Transaction Accounting Adjustments (Note 3)	Notes	Pro Forma

ASSETS
Current assets
Cash and cash equivalents	$56,349	$—	$56,349	$698,193	3(A)	$754,388
				(154)	3(F)
Accounts receivable, net	261,191	—	261,191	—		261,191
Inventories	569,825	—	569,825	—		569,825
Prepaid expenses and other current assets	130,052	—	130,052	(37,215)	3(C)	92,837
				—
Current assets of discontinued operations	236,305	(236,305)
Total current assets	1,253,722	(236,305)	1,017,417	660,824		1,678,241
Property, plant and equipment, net	110,515	—	110,515	—		110,515
Operating lease assets	116,257	—	116,257	701	3(F)	116,958
Intangible assets, net	469,966	—	469,966	—		469,966
Goodwill	467,729	—	467,729	—		467,729
Other assets	215,319	—	215,319	(3,526)	3(C)	288,942
				77,000	3(E)
				149	3(F)
Other assets of discontinued operations	159,327	(159,327)
TOTAL ASSETS	$2,792,835	$(395,632)	$2,397,203	$735,148		$3,132,351
LIABILITIES AND EQUITY
Current liabilities
Current portion of long-term debt	$21,875	$—	$21,875	$—		$21,875
Accounts payable	301,179	—	301,179	—		301,179
Accrued and other current liabilities	259,954	—	259,954	71,902	3(C)	353,197
				21,341	3(D)
Operating lease liabilities, current	29,390	—	29,390	206	3(F)	29,596
Current liabilities of discontinued operations	127,794	(127,794)
Total current liabilities	740,192	(127,794)	612,398	93,449		705,847
Operating lease liabilities, noncurrent	93,332	—	93,332	490	3(F)	93,822
Other liabilities	256,662	—	256,662	—		256,662
Long-term debt	1,118,334	—	1,118,334	—		1,118,334
Other liabilities of discontinued operations	23,214	(23,214)	—	—		—
Total liabilities	2,231,734	(151,008)	2,080,726	93,939		2,174,665
Commitments and contingencies
Equity
Preferred Stock, no par value; shares authorized, 90,000,000; no shares outstanding at September 2026, December 2025 and September 2025	—	—	—	—		—
Common Stock, no par value; shares authorized, 600,000,000; shares outstanding of 54,610,771 at September 2026; 55,239,594 at December 2025 and 55,584,908 at September 2025	—	—	—	—		—
Additional paid-in capital	391,065	—	391,065	—		391,065
Retained earnings	201,282	(244,624)	(43,342)	641,209	3(G)[1]	597,867
Accumulated other comprehensive loss	(31,246)	—	(31,246)	—		(31,246)
Total equity	561,101	(244,624)	316,477	641,209		957,686
TOTAL LIABILITIES AND EQUITY	$2,792,835	$(395,632)	$2,397,203	$735,148		$3,132,351

1Refer to Note 3(B) for the estimated pro forma gain on Transaction.
The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial information.

Kontoor Brands, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Nine Months Ended October 3, 2026
(USD in thousands, except per share amounts)

	Historical (as reported))	Transaction Accounting Adjustments (Note 4)	Notes	Pro Forma
Net revenues	$1,882,956	$(4,018)	4(D)	$1,878,938
Costs and operating expenses
Cost of goods sold	894,098	—		894,098
Selling, general and administrative expenses	731,167	759	4(B)	731,926
Total costs and operating expenses	1,625,265	759		1,626,024
Operating income	257,691	(4,777)		252,914
Interest expense	(47,678)	—		(47,678)
Interest income	4,416	—		4,416
Other (expense) income, net	(1,579)	—		(1,579)
Income from continuing operations before income taxes	212,850	(4,777)		208,073
Income taxes	(139,175)	741	4(E)	(138,434)
Income from equity method investment	10,780	—		10,780
Income from continuing operations	$84,455	$(4,036)		$80,419

Earnings per common share from continuing operations
Basic	$1.54			$1.46
Diluted	$1.52			$1.45
Weighted average shares outstanding
Basic	54,981			54,981
Diluted	55,501			55,501

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial information.

Kontoor Brands, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended January 3, 2026
(USD in thousands, except per share amount)

	Pro Forma Combined (Note 1)	Lee Discontinued Operations (Note 2)	Continuing Operations	Transaction Adjustments (Note 4)	Notes	Pro Forma
Net revenues	$3,381,579	$(750,368)	$2,631,211	$(5,597)	4(D)	$2,633,548
				7,934	4(C)
Costs and operating expenses
Cost of goods sold	1,842,896	(398,506)	1,444,390	—		1,444,390
Selling, general and administrative expenses	1,209,229	(242,392)	966,837	1,732	4(A)	969,464
				895	4(B)
Total costs and operating expenses	3,052,125	(640,898)	2,411,227	2,627		2,413,854
Operating income	329,454	(109,470)	219,984	(290)		219,694
Interest expense	(81,365)	—	(81,365)	—		(81,365)
Interest income	8,435	(449)	7,986	—		7,986
Other (expense) income, net	11,316	2,722	14,038	31,344	4(A)	45,382
Income from continuing operations before income taxes	267,840	(107,197)	160,643	31,054		191,697
Income taxes	(66,786)	25,645	(41,141)	(7,311)	4(E)	(48,452)
Income from equity method investment	7,180	—	7,180	—		7,180
Income from continuing operations	$208,234	$(81,552)	$126,682	$23,743		$150,425

Earnings per common share from continuing operations
Basic	$3.75					$2.71
Diluted	$3.71					$2.68
Weighted average shares outstanding
Basic	55,500					55,500
Diluted	56,108					56,108
The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial information.

Kontoor Brands, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 28, 2024
(USD in thousands, except per share amount)

	Historical (as reported)	Lee Discontinued Operations (Note 2)	Pro Forma
Net revenues	$2,607,578	$(790,625)	$1,816,953
Costs and operating expenses
Cost of goods sold	1,446,008	(407,615)	1,038,393
Selling, general and administrative expenses	819,281	(244,741)	574,540
Total costs and operating expenses	2,265,289	(652,356)	1,612,933
Operating income	342,289	(138,269)	204,020
Interest expense	(40,824)	—	(40,824)
Interest income	11,149	(644)	10,505
Other (expense) income, net	(11,191)	3,283	(7,908)
Income from continuing operations before income taxes	301,423	(135,630)	165,793
Income taxes	(55,621)	28,523	(27,098)
Income from continuing operations	$245,802	$(107,107)	$138,695

Earnings per common share from continuing operations
Basic	$4.42		$2.50
Diluted	$4.36		$2.46
Weighted average shares outstanding
Basic	55,549		55,549
Diluted	56,321		56,321
The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial information.

Kontoor Brands, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 30, 2023
(USD in thousands, except per share amount)

	Historical (as reported)	Lee Discontinued Operations (Note 2)	Pro Forma
Net revenues	$2,607,472	$(842,520)	$1,764,952
Costs and operating expenses
Cost of goods sold	1,519,635	(452,338)	1,067,297
Selling, general and administrative expenses	768,568	(248,104)	520,464
Total costs and operating expenses	2,288,203	(700,442)	1,587,761
Operating income	319,269	(142,078)	177,191
Interest expense	(40,408)	538	(39,870)
Interest income	3,791	(462)	3,329
Other (expense) income, net	(10,753)	2,267	(8,486)
Income from continuing operations before income taxes	271,899	(139,735)	132,164
Income taxes	(40,905)	31,176	(9,729)
Income from continuing operations	$230,994	$(108,559)	$122,435

Earnings per common share from continuing operations
Basic	$4.13		$2.19
Diluted	$4.06		$2.15
Weighted average shares outstanding
Basic	55,961		55,961
Diluted	56,931		56,931
The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial information.

Note 1. The Helly Hansen Acquisition (the "Acquisition")
On May 31, 2025 (the "Acquisition Closing Date"), the Company completed its Acquisition of all of the issued and outstanding share capital of CTC Triangle B.V., a Netherlands private limited liability company, which is the parent of a group of companies that operates the Helly Hansen® and Musto® brands. CTC Triangle B.V. and its subsidiaries are collectively referred to as “Helly Hansen.”

The unaudited pro forma condensed combined statement of operations for the year ended January 3, 2026 is presented to give effect to the Acquisition and the related financing as if it had occurred on December 29, 2024. As historical actuals for the year ended January 3, 2026 include Helly Hansen after the Acquisition date, the condensed combined statement of operations include the impact of an additional five months of Helly Hansen activity as if it was acquired on December 29, 2024. The unaudited pro forma financial information for Kontoor is derived from, and should be read in conjunction with, its Form 10-K as filed with the SEC on March 4, 2026.

The unaudited pro forma condensed combined financial information, to reflect the Acquisition, is presented as follows:

•The unaudited pro forma condensed combined statement of operations for the year ended January 3, 2026, was prepared based on (i) the historical audited consolidated statement of operations of Kontoor for the year ended January 3, 2026, which includes seven months of post-acquisition results of Helly Hansen (ii) the historical unaudited condensed combined consolidated statement of operations of Helly Hansen for the three months ended March 31, 2025, and (iii) the results from operations for the two months ended May 31, 2025, representing the pre-acquisition stub period of Helly Hansen.
The Acquisition was accounted for using the acquisition method of accounting for business combinations under the provisions of FASB ASC 805. The unaudited pro forma condensed combined statements of operations were prepared in accordance with Article 11 of Regulation S-X and are presented to illustrate the estimated effects of the Acquisition and financing impacts.

The following unaudited pro forma condensed combined financial information gives effect to the Acquisition, which includes adjustments for the following:

•Certain reclassifications to conform Helly Hansen’s historical financial statement presentation to the Company’s historical financial statement presentation (refer to Note 1(B) below);
•Acquisition Transaction Accounting Adjustments (refer to Note 1(C) below); and
•Proceeds and uses of the financing entered in connection with the Acquisition (refer to Note 1(C) below).

Kontoor Brands, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended January 3, 2026
(USD in thousands, except per share amounts)

	For the Year Ended January 3, 2026	For the Five Months Ended May 31, 2025
	Historical (as reported)	Helly Hansen (Reclassified) - USD (Note 1(B))	Acquisition Transaction Adjustments	Notes	Financing Adjustments	Notes	Pro Forma
Net revenues	$3,152,456	$229,123	$—		$—		$3,381,579

Costs and operating expenses
Cost of goods sold	1,729,067	113,529	300	1(C6)	—		1,842,896
Selling, general and administrative expenses	1,086,581	119,705	(112)	1(C1)			1,209,229
			1,537	1(C2)
			(28)	1(C3)
			1,546	1(C4)
Total costs and operating expenses	2,815,648	233,234	3,243		—		3,052,125
Operating income	336,808	(4,111)	(3,243)		—		329,454
Interest expense	(62,162)	(4,790)	1,546	1(C4)	(15,959)	1(C7)	(81,365)
Interest income	7,299	1,136	—		—		8,435
Other income (expense), net	11,316	—	—		—		11,316
Income before income taxes	293,261	(7,765)	(1,697)		(15,959)		267,840
Income taxes	(71,220)	550	373	1(C5)	3,511	1(C8)	(66,786)
Income from equity method investment	5,411	1,769	—		—		7,180
Net income	$227,452	$(5,446)	$(1,324)		$(12,448)		$208,234

1(A) Description of the Acquisition and Basis of Presentation
The Acquisition
On February 18, 2025, the Company entered into a definitive agreement to acquire all of the issued and outstanding share capital of CTC Triangle B.V., a Netherlands private limited liability company, which is the parent of Helly Hansen. The Acquisition was completed on May 31, 2025, for $1.3 billion CAD (approximately $960 million U.S. dollars) in cash, subject to adjustments for finalization of working capital and other closing adjustments. The purchase price was primarily funded by indebtedness and cash on hand.

On April 8, 2025, the Company completed a refinancing pursuant to which it amended and restated its 2021 credit agreement to provide for (i) a five-year $700.0 million term loan facility ("Term Loan A-1") consisting of a $340.0 million initial term loan ("Initial Term Loan") and a $360.0 million delayed draw term loan ("Delayed Draw Term Loan"), (ii) a three-year $300.0 million delayed draw term loan facility ("Term Loan A-2") and (iii) a five-year $500.0 million revolving credit facility, collectively referred to as the "Credit Facilities." Upon closing of the Credit Facilities, the net proceeds from the Initial Term Loan were used to repay all of the $340.0 million principal amount outstanding under prior borrowings. On May 30, 2025, the Delayed Draw Term Loan and Term Loan A-2 were fully drawn.

The unaudited pro forma condensed combined financial information has been derived from the financial statements of the Company and Helly Hansen after giving pro forma effect to the Acquisition. Kontoor's historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. Dollar (“USD”) reporting currency. Helly Hansen’s historical financial statements are presented in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and utilize Norwegian Kroner (“NOK”) as the reporting currency. As such, for the purpose of the unaudited pro forma condensed combined financial information, the historical financial information of Helly Hansen has been (i) translated from NOK to USD, (ii) converted from IFRS to U.S. GAAP and (iii) conformed to Kontoor’s accounting policies. Adjustments to convert from IFRS to U.S. GAAP are identified as such and are included in Transaction Accounting Adjustments.
The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies, integration costs or cost savings that may result from the Acquisition. The unaudited pro forma condensed combined financial information is provided for informational purposes only and may not be indicative of the operating results that would have occurred if the Acquisition had been completed as of the dates set forth above, nor is it indicative of the future results of the Company following the Acquisition.
For purposes of preparing the pro forma financial information, the historical financial information of Helly Hansen and related pro forma adjustments were translated from NOK to USD using the following historical exchange rates:

USD / NOK
Average exchange rate for the five months ended May 31, 2025	0.09211

These exchange rates may differ from future exchange rates, which would have an impact on the pro forma financial information and would also impact purchase accounting.

1(B) Reclassification Adjustments
During the preparation of the unaudited pro forma condensed combined financial information, management performed a review of Helly Hansen financial information to identify differences in accounting policies compared to those of the Company and differences in financial statement presentation compared to the presentation of the Company. At the time of preparing the unaudited pro forma condensed combined financial information, other than the reclassifications described herein, the Company is not aware of any other significant differences.
The following tables present Helly Hansen's unaudited reclassified condensed combined statement of operations for the five months ended May 31, 2025.

Helly Hansen's Unaudited Reclassified Condensed Combined Consolidated Statement of Operations
For the Five Months Ended May 31, 2025
(in thousands)

Historical Presentation Kontoor Brands, Inc.	Historical Presentation Helly Hansen	Historical - NOK	Reclassification Adjustments	Notes	Helly Hansen (Reclassified) - NOK	Helly Hansen (Reclassified) - USD
Net revenues	Revenue from contracts with customers	2,457,693	29,827	1(B1)	2,487,520	$229,123
	Other income	29,827	(29,827)	1(B1)	—
Costs and operating expenses
Cost of goods sold	Cost of goods sold	1,232,552	—		1,232,552	113,529
Selling, general and administrative expenses		—	456,928	1(B2)	1,299,600	119,705
			731,273	1(B3)
			111,399	1(B4)
	Employee benefit expenses	456,928	(456,928)	1(B2)	—
	Other operating expenses	731,273	(731,273)	1(B3)	—
	Depreciation and amortization	111,399	(111,399)	1(B4)	—
Total costs and operating expenses		2,532,152	—		2,532,152	233,234
Operating loss		(44,632)	—		(44,632)	(4,111)
Interest expense	Finance expense	(52,009)	—		(52,009)	(4,790)
Interest income	Finance income	12,328	—		12,328	1,136
Other income, net		—	—		—	—
	Share of results from joint venture	19,202	(19,202)	1(B5)	—	—
Loss before income taxes		(65,111)	(19,202)		(84,313)	(7,765)
Income taxes	Income taxes	5,966	—		5,966	550
Income from equity method investment		—	19,202	1(B5)	19,202	1,769
Net loss		(59,145)	—		(59,145)	$(5,446)
1(B1) Reclassification from "other income" to net revenues."
1(B2) Reclassification of “employee benefit expenses” to “selling, general and administrative expenses.”
1(B3) Reclassification of “other operating expenses” to “selling, general and administrative expenses.”
1(B4) Reclassification of “depreciation and amortization” to “selling, general and administrative expenses.”
1(B5) Reclassification of “share of results from joint venture” to “income from equity method investment.”

1(C) Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The following adjustments have been reflected in the unaudited pro forma condensed consolidated statements of operations:
Transaction Adjustments
1(C1) Reflects adjustment to depreciation expense for Property and equipment, which is calculated on a straight line-basis based on the estimated fair value and the related useful lives.

(in thousands)	Useful Life	Estimated Fair Value	Depreciation Expense for Five Months Ended May 31, 2025
Machinery & equipment	7	$23,497	$1,416
Leasehold improvements	4	10,118	1,067
Construction in progress	N/A	2,000	—
Total property and equipment acquired		$35,615	$2,483
Less: Historical depreciation expense			2,595
Pro forma adjustment for depreciation expense			$(112)
1(C2) Reflects adjustment to amortization expense for Customer relationships, which are amortized on a 125% declining amortization basis based on the estimated fair value and the related useful lives. The pro forma adjustment reflects recognizing the amortization during the year ended January 3, 2026.

(in thousands)		Useful Life		Estimated Fair Value	Amortization for the Year Ended January 3, 2026
Trade names and trademarks	N/A	N/A	$—	$404,000	$—
Customer Relationships	12	—	2,730	36,000	3,713
Total Identifiable Intangible Assets			$2,730	$440,000	$3,713
Less: Reversal of amortization recognized in the post-acquisition period already included in historical results			$(2,757)		$(2,176)
Pro forma adjustment for amortization expense			$(27)		$1,537
1(C3) Represents an adjustment of $0.03 million to record amortization expense for a net unfavorable lease liability recognized in purchase accounting, due to net unfavorable contractual lease terms when compared to market, for the five months ended May 31, 2025.
1(C4) IFRS to U.S. GAAP adjustments:
Lease accounting: Under IFRS, lessees account for all leases as finance leases. Under U.S. GAAP, Helly Hansen’s leases would be classified as operating leases with lease expense recognized on a straight-line basis as part of Selling, general and administrative (SG&A) expense. Helly Hansen’s legacy interest expense for lease liabilities classified as finance expense was removed in amounts totaling $1.5 million and reclassified as lease expense within SG&A expense for the five months ended May 31, 2025. There was not a material difference between the total lease costs already recognized in the historical statements of operations of Helly Hansen under IFRS and the amount to be recognized under U.S. GAAP.
1(C5) Reflects estimated income tax impact related to the Transaction Accounting Adjustments. Tax-related adjustments are based upon an estimated Norwegian statutory tax rate of 22% for the five months ended May 31, 2025. The estimated blended statutory tax rate used for the unaudited pro forma condensed combined financial information will likely vary from the actual effective tax rates in periods as of and subsequent to the completion of the Acquisition. The adjustment totals $0.4 million for the year ended January 3, 2026.
1(C6) To record the increase in the cost of goods sold for the year ended January 3, 2026 by the amount related to the inventory fair value step-up, for inventory that was sold within one year from the Acquisition Closing Date. The pro forma adjustment reflects recognizing the step-up during the year ended January 3, 2026.

Financing Adjustments
1(C7) The following adjustments are included in the Financing Adjustments column in the accompanying unaudited pro forma condensed combined Statement of operations for the five months ended May 31, 2025, as if the financing had occurred on December 29, 2024, which is the beginning of the fiscal year ended January 3, 2026.
For purposes of preparing the unaudited pro forma condensed combined statement of operations, the interest rates on the Delayed Draw Term Loan and Term Loan A-2 were 5.31% and 5.94%, respectively. Interest expense on the Delayed Draw Term Loan includes the impact of the Company’s interest swap agreements. The Company periodically enters into “floating to fixed” interest rate swap agreements to mitigate exposure to volatility in reference rates on the Company’s future interest payments on indebtedness.

The below adjustments reflect the additional interest expense related to the $660.0 million proceeds drawn against the Delayed Draw Term Loan and Term Loan A-2, as well as the related financing costs, to affect the financing of the Acquisition in the unaudited pro forma condensed combined Statement of operations for the five months ended May 31, 2025:

(in thousands)	For the five months ended May 31, 2025
Interest expense related to the financing transaction	$15,575
Amortization of deferred financing costs	384
Pro forma adjustment	$15,959

A sensitivity analysis on interest expense for the Delayed Draw Term Loan and Term Loan A-2 has been performed to assess the effect of a hypothetical change of 12.5 basis points on the interest rate. The interest rate on the Term Loan A-1 is based on one-month Secured Overnight Financing Rate ("SOFR") plus 1.65%, while the interest rate on Term Loan A-2 is based on one-month SOFR plus 1.5%. The following table shows the impact of the hypothetical change in interest expense for the borrowings:

(in thousands)	For the five months ended May 31, 2025
Increase of 0.125%	$343
Decrease of 0.125%	$(343)

1(C8) Reflects estimated income tax impact related to the Financing Adjustments. Tax-related adjustments are based upon an estimated Norwegian statutory tax rate of 22% for the five months ended May 31, 2025. The estimated blended statutory tax rate used for the unaudited pro forma condensed combined financial information will likely vary from the actual effective tax rates in periods as of and subsequent to the completion of the Acquisition.

Note 2. Discontinued Operations
Discontinued Operations presented in the unaudited pro forma condensed consolidated financial statements reflect the historical financial results directly attributable to the Lee business in accordance with ASC 205. These results include the assets, liabilities, and operating activities of the Lee business that were transferred as part of the Transaction. Discontinued Operations do not include any corporate overhead costs and segment costs previously allocated to the Lee business for segment reporting purposes. Discontinued Operations do not reflect what the Lee business’s results of operations would have been on a stand-alone basis and are not necessarily indicative of future results of operations.

Note 3. Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

The following adjustments have been reflected in the unaudited pro forma condensed consolidated balance sheet, as of October 3, 2026:

3(A) Reflects the estimated before tax cash proceeds of $698.2 million realized from the sale of the Lee business at the closing of the Transaction after considering the adjustments pursuant to the terms of the Purchase Agreement.

(in thousands)
Unadjusted Purchase Price	$750,000
Plus: Estimated Cash Amount	30,257
Less: Estimated Indebtedness Amount	(1,482)
Less: Estimated Net Working Capital adjustment	(18,282)
Equity Value (as defined in the Purchase Agreement)	760,493
Less: Restructuring holdback amount[1]	(62,300)
Total Closing Cash Consideration[2]	698,193
Estimated current tax expense (see 3(C))[3]	(109,761)
Estimated net after-tax cash proceeds	$588,432

1 Included within the terms of the Purchase Agreement is a contingent restructuring holdback amount that is withheld from closing proceeds. The Company does not currently expect there to be excess funds remaining and therefore have estimated the fair value of the holdback receivable to not have a value.

2 The pre-tax final cash proceeds received from the sale of the Lee business will reflect the total closing cash consideration adjusted for the final cash amount, final indebtedness amount, and final net working capital adjustment. In addition to any cash received related to the contingent earnout payments and restructuring holdback amount. As a result, the total closing consideration presented above may differ materially from the final cash proceeds from the sale of the Lee business as of the Closing Date.

3 Reflects the estimated tax impact of the Transaction which includes $35.6 million reduction of prepaid income taxes presented in prepaid expenses and other current assets and a $74.1 million increase to current income taxes payable, presented in accrued and other current liabilities.

3(B) Estimated gain on the sale of the Lee business, assuming Kontoor completed the sale as of October 3, 2026, is as follows:

(in thousands)
Total Closing Cash Consideration (see 3(A))	$698,193
Plus: Estimated fair value of contingent earnout payments (see 3(E))	77,000
Total Purchase Consideration	775,193
Less: Net assets of the Lee business sold	(244,624)
Less: Estimated transaction costs (see 3(D))	(21,341)
Estimated pro forma net gain on Transaction	509,228
Estimated current and deferred tax expense (see 3(C))[1]	(113,287)
Estimated after-tax pro forma net gain on Transaction	$395,941

1 Reflects the estimated tax impact of the Transaction which includes a $35.6 million reduction of prepaid taxes presented in prepaid expenses and other current assets, a $74.1 million increase to current income taxes payable, presented in accrued and other current liabilities, and a $3.5 million reduction to deferred tax assets.

For purposes of the unaudited pro forma condensed consolidated balance sheet, the estimated gain recognized in retained earnings is based on the net carrying value of the Lee business as of October 3, 2026 rather than as of the Closing Date of the Transaction. Refer to Note 3(G) for the presentation of the transaction adjustments with impacts on retained earnings. The pro forma gain on disposal has not been reflected in the unaudited pro forma condensed consolidated statements of operations as this amount pertains to discontinued operations and is not reflected as a component of income from continuing operations.

The final pre-tax gain on Transaction will reflect the estimated pro forma net gain on Transaction adjusted for any final adjustments to the total closing consideration, as discussed in Note 3(A), and any cash received related to the contingent earnout payments and restructuring holdback amount. In addition to any differences in the net carrying value of the Lee business as of the Closing Date. As a result, the estimated pro forma net gain on Transaction presented above may differ materially from the final gain on Transaction.

3(C) Reflects the estimated tax impact of the Transaction which includes a $37.2 million reduction of prepaid taxes presented in prepaid expenses and other current assets, a $71.9 million increase to current income taxes payable, presented in accrued and other current liabilities and a $3.5 million reduction to deferred tax assets. Of the tax impacts, the $35.6 million reduction to prepaid taxes, $74.1 million increase to current income taxes payable, and $3.5 million reduction to deferred tax assets are due to recognition of the taxable gain resulting from the Transaction. The estimated tax impact of the Transaction is based on the difference between the consideration and the adjusted tax basis of the Lee assets sold, applying U.S. federal and state income tax rates and reflecting the benefit of the Section 250 deduction. Additionally, there was a $1.6 million reduction to prepaid taxes and $2.2 million reduction to current income taxes payable due to changes in other cross-border income taxes as a result of the Transaction. As a result, the estimated tax impact reflected herein may differ materially from the actual tax impacts recognized by the Company.

3(D) Reflects the payable related to the total estimated transaction costs for Kontoor that have not yet been recognized in the historical statement of operations which are presented in the unaudited pro forma condensed consolidated balance sheet within accrued and other current liabilities. These costs consist of accounting, financial, and legal advisory fees. This adjustment is not reflected in the unaudited pro forma condensed consolidated statements of operations as the impacts of the transaction costs are included in discontinued operations.

3(E) The Company is eligible to receive contingent earnout payments of up to an aggregate of $250.0 million based on the performance of the Lee business during the five-year earnout period, subject to certain milestone performance provisions of the Lee business over the earnout period. This adjustment represents the estimated fair value of contingent earnout payments receivable of $77.0 million from the Buyer.

3(F) Reflects the impact of new leases that were entered into as a direct result of the Transaction and had not commenced as of the unaudited pro forma condensed consolidated balance sheet date, October 3, 2026. The total adjustment is $0.2 million decrease in cash and cash equivalents for security deposits recorded within other assets, $0.7 million increase to operating lease assets, $0.2 million increase to operating lease liabilities, current, and $0.5 million increase to operating lease liabilities, noncurrent.

3(G) Reflects the impact on retained earnings of the transaction adjustments described above.

(in thousands)
Total Closing Cash Consideration (see 3(A) / 3(B))	$698,193
Estimated fair value of contingent earnout payments (see 3(E) / 3(B))	77,000
Estimated transaction costs (see 3(D) / 3(B))	(21,341)
Estimated current and deferred tax impact (see 3(C))	(112,643)
Estimated impact on retained earnings	$641,209

Note 4. Adjustments to the Unaudited Pro Forma Condensed Consolidated Statements of Operations
The following adjustments have been reflected in the unaudited pro forma condensed consolidated statements of operations:
4(A) In connection with the sale, the Company finalized a transition services agreement with Buyer to provide and receive certain post-closing accounting, tax, treasury, technology and supply chain services on a transitional basis. The revenue impacts from services provided have been reflected within other income (expense), net and the impacts of the services received have been reflected within selling, general and administrative expenses. The currently agreed-upon terms of the TSA do not extend beyond 12 months, although the TSA includes options for certain services to extend their respective terms. As the currently agreed-upon service periods do not exceed 12 months, the related pro forma adjustments have been fully reflected in the pro forma condensed consolidated statement of operations for the year ended January 3, 2026. The adjustment totals a $1.7 million increase to selling, general, and administrative expenses and a $31.3 million increase to other income (expense), net.

4(B) Reflects the impact of incremental expense from new leases that were entered into as a direct result of the Transaction. Certain new leases entered into are 12 months or less, however the Company’s expectation is that these leases will either be renewed or comparable facilities will be leased to support the Kontoor business. As a result, the statement of operations effects of the lease expense are reflected in the entire pro forma periods presented. The adjustment totals $0.8 million to operating lease expense for the nine months ended October 3, 2026, and $0.9 million for the year ended January 3, 2026.

4(C) Represents the adjustment to net revenues to reflect the revenue generated under the Product Manufacturing Service Agreement. In connection with the Transaction, the Company and the Buyer entered into the Product Manufacturing Service Agreement, under which the Company will provide certain product manufacturing support services. The agreement has a term of four months with an option to renew. The pro forma adjustment is based upon the current terms of the arrangement. The adjustment totals $7.9 million increase for the year ended January 3, 2026.

4(D) Represents the adjustment to net revenues to reflect the revenue generated under the Sales Agreement, as if the agreement had been effective as of December 29, 2024 through October 3, 2026. In connection with the Transaction, the Company and the Buyer entered into the Sales Agreement, under which the Company will sell certain Wrangler branded products to the Buyer for sale in their

European retail stores. Historically, the Company has recorded this activity as net revenues under the Wrangler reportable business segment as the products were sold in European Wrangler and Lee retail stores. The adjustments to net revenues are based on the historical Wrangler European retail sales adjusted for the terms of the Sales Agreement with the Buyer. The adjustment totals a $4.0 million decrease to net revenues for the nine months ended October 3, 2026, and $5.6 million decrease for the year ended January 3, 2026.

4(E) Reflects the tax impact of pro forma adjustments described in notes above. This adjustment was determined by applying the relevant statutory tax rates to the jurisdictional mix of these adjustments. The adjustment totals $0.7 million decrease to income taxes for the nine months ended October 3, 2026, and $7.3 million increase for the year ended January 3, 2026.